EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO BAIRNCO CORPORATION AND SUBSIDIARIES:

As independent certified public accountants, we hereby consent to the incorporation by reference of our report dated January 22, 2002 on the consolidated financial statements of Bairnco Corporation and subsidiaries (the Company) as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, incorporated by reference into the Company's Form 10-K dated March 15, 2002, into the following registration statements previously filed by the Company: Form S-8 (File No. 33-36330); Form S-8 (File No. 33-41313).

ARTHUR ANDERSEN LLP

Orlando, Florida

March 15, 2002